UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 1, 2015

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16 South Pennsylvania Avenue,

Oklahoma City, Oklahoma 73107

Registrant’s telephone number, including area code: (713) 351-3000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Executive Officer and President

On September 1, 2015, LSB Industries, Inc. (the “Company”) received notice of resignation from Barry H. Golsen from his position as Chief Executive Officer and President. Mr. Golsen will continue to serve on the Board of Directors of the Company (the “Board”) for the remainder of his current three-year term.

In connection with his departure, Mr. Golsen entered into a Severance and Release Agreement with the Company, dated September 1, 2015 (the “Severance Agreement”), which provides: (i) Mr. Golsen will receive a lump sum severance payment in the amount of $1,600,000, subject to his execution and non-revocation of a release, (ii) the Company will pay $46,153.00 to Mr. Golsen in accrued obligations for unused vacation, earned but unpaid base salary, and expenses, (iii) the vesting of Mr. Golsen’s outstanding but unvested stock options and other equity awards were accelerated, (iv) the Company will transfer to Mr. Golsen the Company vehicle he is currently using for business purposes, and (v) the Company will provide continued medical and dental coverage at its expense for eighteen months.

The foregoing description of the Severance Agreement is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the Severance Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Appointment of Interim Chief Executive Officer

On September 1, 2015, the Company appointed current director Daniel D. Greenwell, age 53, to serve as interim Chief Executive Officer, effective immediately upon the resignation of Mr. Golsen. While serving as Chief Executive Officer, Mr. Greenwell will continue to serve on the Board; however, he stepped down as lead independent director and Audit Committee Chairman, effectively immediately upon his appointment as Interim Chief Executive Officer.

Mr. Greenwell was nominated for election as a director pursuant to the terms of certain agreements, dated April 3, 2014 with Starboard, Engine Capital, L.P., Red Alder, LLC and certain of their respective affiliates, and was elected to the Board at the Company’s 2014 annual meeting. Mr. Greenwell has served as a Partner and Chief Financial Officer of a private equity investment and advisory firm since September 2014. Mr. Greenwell previously served as the Chief Financial Officer and Executive Vice President of Sabre Industries Inc., a private equity-held manufacturer of utility and cell towers, from April 2013 until May 2014. Mr. Greenwell focused on operational change and value creation opportunities and was responsible for all financial aspects of a fast-growing manufacturing and service business. From January 2012 until March 2013, Mr. Greenwell served as Senior Vice President and Chief Financial Officer of Tronox Limited, a leading global producer and marketer of titanium dioxide pigment. Mr. Greenwell led Tronox to a public listing on the NYSE in 2012. Prior to that, Mr. Greenwell served as Senior Vice President and Chief Financial Officer of Terra Industries, Inc., from 2005 until its acquisition by CF Industries Holdings, Inc. in April 2010. He also served on the Board of Directors of Terra Nitrogen Company, L.P., a Master Limited Partnership, from March 2008 until April 2010. Mr. Greenwell has over 20 years of industrial, financial and operational experience and has held various executive leadership positions at a number of public companies, including Belden Inc., Zoltek Companies Inc., and Sigma Chemical Company. He also served as Senior Manager of KPMG from 1985 to 1992. Mr. Greenwell is a Certified Public Accountant. He received a Bachelor of Science degree in Accounting from Truman State University.

Mr. Greenwell does not have a family relationship with any member of the Board or other executive officer of the Company nor is he a party to any transactions with related persons that would be required to be disclosed under applicable SEC regulations.

It is anticipated that the Company will enter into an interim employment agreement with Mr. Greenwell, the terms of which have yet to be determined. Upon execution of such employment agreement, the Company will provide the additional information required under Item 5.02 in a subsequent amendment to this Current Report on Form 8-K.

Other Appointments

In connection with Mr. Greenwell’s appointment as interim Chief Executive Officer, the Board has (i) appointed Mr. Richard W. Roedel to serve as Audit Committee Chairman and (ii) Mr. William F. Murdy to serve as lead independent director.

Item 8.01 – Other Events.

Form 10-Q Corrections

Subsequent to the filing of our Form 10-Q for the quarterly period ended June 30, 2015 (“Form 10-Q”), dated August 6, 2015, two typographical errors were identified:

1. The first can be found on page 38 of the Form 10-Q as follows:

“As it relates to the new nitric acid plant and concentrator, the concentrator went into production in June 2015 and the nitric acid plant is expected to be mechanically complete in September 2015, with production beginning in mid-fourth quarter of 2016”, which phrase should have said “mid-fourth quarter of 2015”.

2. The second can be found on page 41 of the Form 10-Q as follows:

“The Working Capital Revolver Loan requires, among other things, that we meet certain financial covenants, including a minimum fixed charge coverage ratio of not less than 2.0 to 1.0, if at any time the excess availability (as defined by the Working Capital Revolver Loan), under the Working Capital Revolver Loan, is less than or equal to $12.5 million”, which ratio should have been “1.10 to 1.0”.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Severance and Release Agreement, dated September 1, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 4, 2015

LSB INDUSTRIES, INC.

By:	/s/ Mark T. Behrman
Name:	Mark T. Behrman
Title:	Executive Vice President of Finance and
Chief Financial Officer

Exhibit Index

Exhibit Number	Description

10.1	Severance and Release Agreement, dated September 1, 2015.